EXHIBIT 16.1

January 21, 2010

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Dear Ladies and Gentlemen:

We are the former independent registered public accounting firm for Allied Security Innovations Inc. (the “Company”).  We have read the Company’s disclosure set forth in Item 4.01 "Changes in Registrant's Certifying Accountant” of the Company’s Current Report on Form 8-K dated January 21, 2010 (the “Current Report”) and are in agreement with the disclosure in the current report, insofar as it pertains to our firm.

Sincerely,

BAGELL, JOSEPHS, LEVINE & COMPANY, LLC

BAGELL, JOSEPHS, LEVINE & COMPANY, LLC

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